UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2008

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On April 17, 2008, Seattle Genetics, Inc. (the “Company”) entered into the First Amendment to Development and Supply Agreement (the “First Amendment”) with Abbott Laboratories (“Abbott”) amending the Development and Supply Agreement dated February 23, 2004 for manufacturing of the Company’s SGN-30 monoclonal antibody (the “Abbott Agreement”). The SGN-30 monoclonal antibody is the antibody component of the Company’s SGN-35 antibody-drug conjugate product candidate. Under the terms of the First Amendment, Abbott has agreed to perform GMP manufacturing of SGN-30 to support future development activities and clinical trials of SGN-35. The Company’s total payments to Abbott under the First Amendment for manufacturing SGN-30 are expected to be approximately $7.3 million. The First Amendment will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2008, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

The Company does not have any material relationship with Abbott Laboratories or its affiliates other than:

•	The Abbott Agreement, which was filed as Exhibit 10.4 to the Company’s Form 10-Q for the quarter ending March 31, 2004; and

•

A Development and Supply Agreement dated February 18, 2005 for Abbott’s manufacture of the Company’s SGN-40 monoclonal antibody product candidate, which was filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ending March 31, 2005.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and discussions of potential risks and uncertainties in the Company’s subsequent filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: April 18, 2008	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer